UNITEDSTATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2006

A. M. Castle & Co.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code	847/455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c)

Item 2.02 Results of Operations and Financial Condition

On Tuesday, August 1, 2006 the Company disseminated a press release, attached as Exhibit A, announcing the Company’s operational results for the period ending June 30, 2006.

As part of the press release there is a bridge of the non-GAAP financial measurement of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to reported net income. It is shown below the disclosure of the GAAP figures for Operating income, Net income and Diluted earnings per share. This reconciliation of EBITDA to Net income is for the Three Months ended June 30, 2006 and June 30, 2005 and the Six Months ended June 30, 2006 and June 30, 2005.

The Company believes, however, that EBITDA is an important term and concept because of its use by the professional investment community, including the Company’s primary lenders. The Company believes the use of this Term is necessary to a proper understanding of the changes in the Company’s earnings.

Item 9.01. Financial Statements and Exhibits

99.1 Press Release August 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. Castle & Co.

/s/ Lawrence A. Boik
Vice President and Chief Financial Officer

Date	August 1, 2006

3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-6930 (Fax)
A. M. CASTLE & CO.

For Further Information:

—————AT THE COMPANY—————	————AT ASHTON PARTNERS————
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email: kpyra@ashtonpartners.com

Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 1, 2006

A. M. CASTLE & CO. ANNOUNCES CONTINUED STRONG SALES AND EARNINGS PERFORMANCE AND DECLARES A QUARTERLY CASH DIVIDEND

FRANKLIN PARK, ILLINOIS, AUGUST 1ST - A. M. CASTLE & CO. (AMEX: CAS) a leading North American distributor of highly engineered metals and plastics, announced today continued strong demand and record sales and earnings performance for the second quarter and first-half of 2006.

Consolidated net sales for the second quarter ended June 30, 2006 were $275.6 million, an increase of $25.6 million or 9.8% from the second quarter of 2005. For the first half of 2006, net sales totaled $554.8 million, a $57.6 million or 11.6% increase from the same period of 2005.

“Excluding material price increases, we achieved 5% sales growth in the second quarter and 7% sales growth for the first half of the year,” stated Michael Goldberg, President and CEO of A. M. Castle & Co.

Net income applicable to common stock for the second quarter was $14.1 million, or $0.76 per diluted share, compared to $13.2 million, or $0.73 per diluted share, in the second quarter of 2005. For the first half of 2006, net income applicable to common stock, was $29.9 million, or $1.62 per diluted share, compared to $24.8 million, or $1.37 per diluted share for the first half of 2005.

“We continue to experience strong demand in the markets we serve, particularly aerospace, oil and gas, and mining and heavy industrial equipment sectors. Also contributing to our record results was a moderate increase in metals prices during the second quarter,” added Goldberg. “We remain optimistic about customer demand requirements for the second half of 2006. However, we want to remind our shareholders that typical seasonal patterns would suggest that second half sales will generally fall below those of the first half, assuming no further movement in material prices,” Goldberg concluded.

The Company reported 10% sales growth in its Metals business for the second quarter and 12% sales growth on a year-to-date basis. Metals prices for the Company’s current product mix were 5% higher than both the second quarter of 2005 and the comparative six-months.

Plastics sales increased 7% compared to the second quarter of last year and increased 8% year-to-date. Plastics prices were 5% higher than the second quarter of 2005 and 7% higher than the first half of last year.

“We continue to explore various growth opportunities in both our Metals and Plastics segments,” stated Goldberg. “Our excellent balance sheet has us well-positioned for both organic growth and potential strategic acquisitions that complement and enhance our existing product offerings, as well as expand our geographic reach,” added Goldberg. The Company’s debt to capital ratio, at quarter end was 27.3%.

Larry Boik, Vice President and CFO of the Company commented, “Our new Alabama facility shipped its first customer orders in early July.” The Birmingham facility was announced previously as part of the Company’s planned expansion of its Metals business into the Southern U.S. manufacturing region. “Our business systems replacement initiative is also progressing well. We completed the conversion of our financial systems during the second quarter and have started work on our core business applications. The project remains on track to be completed in late 2007 to early 2008 at a total cost of $4.0 million to $6.0 million,” added Boik. “Our capital expenditures through June reflect the purchase of the Alabama facility and our investment in new technology as we expand our business market reach and capabilities for the future,” Boik concluded.

On July 27, 2006 the Company’s Board of Directors approved a quarterly cash dividend of 6 cents per share, payable on August 28, 2006 to shareholders of record at the close of business on August 11th.

In closing, Mr. Goldberg invites interested parties to listen to its conference call scheduled for 11:00 a.m. (EST) today, Tuesday, August 1, 2006. A rebroadcast of the call will be available for 14 days following the call on the Company’s web site at www.amcastle.com.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a specialty metals and plastics distribution company serving the North American market, principally within the producer durable equipment sector. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloy; and aluminum. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 50 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control.

These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission. The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the Six
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$275,607	$250,967	$554,800	$497,170
Cost of material sold	195,244	175,449	391,343	348,749
Gross material margin	80,363	75,518	163,457	148,421

Plant and delivery expense	28,981	27,347	58,605	53,715
Sales, general, and administrative expense	25,071	22,617	49,957	46,104
Depreciation and amortization expense	2,654	2,274	5,097	4,547
Total operating expense	56,706	52,238	113,659	104,366

Operating income	23,657	23,280	49,798	44,055

Interest expense, net	(958)	(2,027)	(2,046)	(4,110)
Discount on sale of accounts receivable	-	(464)	-	(1,000)

Income before income taxes and equity earnings of joint venture	22,699	20,789	47,752	38,945

Income taxes	(9,397)	(8,320)	(19,639)	(16,215)
Income before equity in earnings of joint venture	13,302	12,469	28,113	22,730

Equity in earnings of joint venture	1,056	1,016	2,295	2,525
Net income	14,358	13,485	30,408	25,255

Preferred dividends	(243)	(240)	(485)	(480)
Net income applicable to common stock	$14,115	$13,245	$29,923	$24,775

Basic earnings per share	$0.83	$0.83	$1.78	$1.56
Diluted earnings per share	$0.76	$0.73	$1.62	$1.37

EBITDA *	$27,367	$26,570	$57,190	$51,127

*Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization

Reconciliation of EBITDA to net income	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income	$14,358	$13,485	$30,408	$25,255
Depreciation and amortization	2,654	2,274	5,097	4,547
Interest, net	958	2,027	2,046	4,110
Discount on accounts receivable sold	-	464	-	1,000
Provision from income taxes	9,397	8,320	19,639	16,215
EBITDA	$27,367	$26,570	$57,190	$51,127

CONSOLIDATED BALANCE SHEETS	As of
(Dollars in Thousands)	June 30,	Dec 31,
Unaudited	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$42,982	$37,392
Accounts receivable, less allowances of $2,040 at June 30, 2006
$1,763 at December 31, 2005	128,946	107,064
Inventories (principally on last-in, first-out basis)	139,604	119,306
(latest cost higher by $114,014 at June 30, 2006 and $104,036 at December 31, 2005)
Other current assets	7,378	6,351
Total current assets	318,910	270,113
Investment in joint venture	12,358	10,850
Goodwill	32,250	32,222
Prepaid pension cost	40,037	41,946
Other assets	4,923	4,182
Property, plant and equipment, at cost
Land	5,203	4,772
Building	48,468	45,890
Machinery and equipment	132,207	127,048
	185,878	177,710
Less - accumulated depreciation	(118,627)	(113,288)
	67,251	64,422
Total assets	$475,729	$423,735

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$123,397	$103,246
Accrued liabilities	22,997	21,535
Current and deferred income taxes	1,497	7,052
Current portion of long-term debt	6,233	6,233
Total current liabilities	154,124	138,066
Long-term debt, less current portion	73,569	73,827
Deferred income taxes	20,784	21,903
Deferred gain on sale of assets	5,672	5,967
Pension and postretirement benefit obligations	8,949	8,467
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000,000 shares
authorized; 12,000 shares issued and outstanding	11,239	11,239
Common stock, $0.01 par value - authorized 30,000,000
shares; issued and outstanding 16,980,004 at June 30, 2006 and
16,605,714 at December 31, 2005	170	166
Additional paid-in capital	66,000	60,916
Retained earnings	138,434	110,530
Accumulated other comprehensive income	3,473	2,370
Treasury stock, at cost - 411,235 shares at June 30, 2006 and
546,065 shares at December 31, 2005	(6,685)	(9,716)
Total stockholders' equity	212,631	175,505
Total liabilities and stockholders' equity	$475,729	$423,735

CONSOLIDATED STATEMENTS OF CASH FLOWS	For the Six Months
(Dollars in thousands)	Ended June 30,
Unaudited	2006	2005

Cash flows from operating activities:
Net income	$30,408	$25,255
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	5,097	4,547
Amortization of deferred gain	(295)	(427)
Equity in earnings from joint venture	(2,295)	(2,525)
Stock compensation expense	1,945	1,497
Deferred tax provision (benefit)	(1)	1,586
Excess tax benefits from stock-based payment arrangements	(811)	-
Increase (decrease) from changes in:
Accounts receivable	(21,644)	(22,121)
Inventories	(20,089)	5,711
Prepaid pension costs	1,909	1,124
Other current assets	(1,118)	(96)
Accounts payable	20,210	(6,456)
Accrued liabilities	1,471	2,180
Income tax payable	(6,588)	4,213
Postretirement benefit obligations and other liabilities	(273)	148
Net cash from operating activities	7,926	14,636

Cash flows from investing activities:
Dividends from joint venture	825	1,334
Capital expenditures	(7,804)	(2,204)
Net cash from investing activities	(6,979)	(870)

Cash flows from financing activities:
Repayments of long-term debt	(258)	(11,346)
Preferred stock dividend	(485)	(480)
Dividends paid	(2,018)	-
Exercise of stock options and other	6,174	177
Excess tax benefits from stock-based payment arrangements	811	-
Net cash from financing activities	4,224	(11,649)

Effect of exchange rate changes on cash and cash equivalents	419	42

Net increase in cash and cash equivalents	5,590	2,159

Cash and cash equivalents - beginning of year	$37,392	$3,106
Cash and cash equivalents - end of period	$42,982	$5,265